Exhibit 99.A

News For Immediate Release

El Paso Pipeline Partners Reports Significant Distributable Cash Flow and Earnings Per Unit Growth for Third Quarter 2011

HOUSTON, TEXAS, November 2, 2011—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today third quarter 2011 financial and operational results for the partnership.

Third Quarter 2011 Highlights:

•            $137 million distributable cash flow, a 59 percent increase from third quarter 2010

•            $0.46 earnings per common unit, an 18 percent increase from third quarter 2010

•            $223 million adjusted EBITDA, up 54 percent from third quarter 2010

•            Raised quarterly cash distributions to $0.49 per common unit, up 20 percent from third quarter 2010

•            Obtained FERC approval of Colorado Interstate Gas (CIG) rate case settlement

•            Successful $500 million, 5 percent, 10-year Senior Notes offering

“We are delighted to deliver another very good quarter for our unitholders, with distributable cash flow up more than 50 percent from last year’s third quarter,” said Jim Yardley, president and chief executive officer of the general partner of El Paso Pipeline Partners.  “And with our recent distribution increase, we are pleased to continue our trend of providing our investors with an increase every quarter since our IPO in 2007.  We remain very optimistic about our future - our assets are well positioned to benefit from the growing importance of natural gas in meeting the country’s future energy needs, and we expect to continue to make attractive acquisitions, providing further distribution growth for unitholders.”

A summary of financial results for the quarters and nine months ended September 30, 2011 and 2010 is as follows:

Financial Results	Quarters Ended September 30,		Nine Months Ended September 30,
($ in millions, except per-unit amounts)	2011	2010(1)	2011	2010(1)
Operating revenues	$339	$331	$1,063	$992
Operating expenses
Operation and maintenance	100	114	296	289
Depreciation and amortization	42	40	126	113
Taxes, other than income	18	16	53	46
Operating income	179	161	588	544
Earnings from unconsolidated affiliates	4	4	12	12
Other income, net	1	5	5	25
Interest and debt expense, net	(66)	(50)	(186)	(133)
Affiliated interest income, net	—	—	—	2
Income before income taxes	118	120	419	450
Income tax expense	—	—	—	(2)
Net income	118	120	419	448
Net income attributable to noncontrolling interests	(3)	(47)	(73)	(172)

Net income attributable to EPB(2)	$115	$73	$346	$276

Net income attributable to limited partners	$95	$59	$296	$192

Net income attributable to EPB per common unit—basic and diluted	$0.46	$0.39	$1.52	$1.37

Weighted average common units outstanding(3)	206	126	195	115

(1)As a result of a November 2010 transaction, Southern Natural Gas was consolidated and historical financial statements have been retrospectively adjusted for all periods to reflect the change in reporting entities

(2)For the quarter and nine months ended September 30, 2010, amounts include $10 million and $73 million of pre-acquisition earnings, which were attributable to the general partner

(3)All 27.7 million subordinated units were converted to common units on a one-for-one basis effective January 3, 2011

Financial Results

Net income attributable to the limited partners continues to grow rapidly; as the partnership reported $95 million for the third quarter 2011, up 61 percent from the same 2010 period.  Earnings per common unit was also higher, increasing 18 percent to $0.46.  For the first nine months of 2011 and 2010, net income attributable to the limited partners was $296 million and $192 million, respectively.  Earnings per common unit for the nine months ended September 30, 2011 increased 11 percent to $1.52 from the same 2010 period. These increases were primarily the result of the 2010 and 2011 acquisitions of the remaining interests in Southern LNG (SLNG), Elba Express and Southern Natural Gas (SNG) and incremental interests in CIG, as well as the completion of the organic growth projects that went into service throughout 2010 and 2011.    Results for the nine months ended September 30, 2011 include a $14 million benefit related to BG LNG Services’ election in June not to continue with Phase B of SLNG’s Elba III expansion.   Also, results for the 2010 period included a $21 million non-cash asset write down relating to the 2009 sale of the Natural Buttes compressor station and gas processing plant.

Adjusted EBITDA and distributable cash flow both increased sharply.  For the third quarter 2011, adjusted EBITDA grew 54 percent to $223 million, while distributable cash flow rose by 59 percent to $137 million from the third quarter 2010.  Distribution coverage remains strong and was 1.1 times and 1.3 times for the third quarter 2011 and for the nine months ended September 30, 2011, respectively.  Adjusted EBITDA for the nine months ended September 30, 2011 grew 43 percent from the same 2010 period to $691 million.  Distributable cash flow of $435 million for the first nine months of 2011 represents a 60 percent increase from the same period in 2010.

The primary drivers for the increases in adjusted EBITDA and distributable cash flow were the acquisitions and the completion of organic growth projects during 2010 and 2011. Acquisitions included the remaining 49 percent interests in both SLNG and Elba Express in November 2010; the acquisition of an aggregate 55 percent additional interest in SNG in November 2010, March and June 2011; and the acquisition of an additional 28 percent interest in CIG in June 2011.  Organic growth projects included the WIC System Expansion, CIG Raton 2010 Expansion, SESH Phase II and the first two phases of the SNG South System III Expansion.  During the third quarter 2011, expansion projects increased the partnership’s earnings before interest and taxes (EBIT) by $10 million compared with the same 2010 period.  For the nine months ended September 30, 2011, expansion projects increased EBIT by $45 million compared with the first nine months of 2010.  Also, distributable cash flow for the nine months ended September 30, 2011 increased by approximately $8 million over the same 2010 period as a result of the BG LNG option election discussed above.

Interest and Debt Expense

For the third quarter and nine months ended September 30, 2011, interest and debt expense was $66 million and $186 million respectively, compared with $50 million and $133 million, respectively, for the same 2010 period.  The higher interest expense is due to higher average fixed-rate debt outstanding which was used to fund acquisitions and organic expansion projects.  The increase was partially offset by a lower average balance outstanding under the revolving credit facility.

Successful Debt Offering

In September 2011, El Paso Pipeline Partners Operating Company, L.L.C., a wholly-owned operating subsidiary of El Paso Pipeline Partners, completed a highly successful $500 million debt offering of 5 percent Senior Notes with a 10 year maturity.  The partnership used the proceeds from the offering to pay down its revolving credit facility and for general partnership purposes.

Quarterly Cash Distribution Increase

On October 21, 2011, El Paso Pipeline Partners announced an increase to its quarterly cash distribution for the third quarter 2011, to $0.49 per unit, which is a 20 percent increase from the distribution for the third quarter 2010.  The distribution, which will be paid on November 14, 2011, continues the partnership’s track record of increasing its cash distribution every quarter since its initial public offering in November 2007.

Pipeline Throughput

Pipeline throughput volumes for the nine months ended September 30, 2011 decreased 3 percent compared with the same 2010 period.  The decrease was primarily due to lower regional exports from the Rockies and a return to more normal temperatures in the southeast following an extreme weather year in 2010.  However, overall throughput volumes have minimal impact on near-term financial results, as more than 90 percent of El Paso Pipeline Partners’ revenues are derived by fixed reservation charges.

CIG Rate Case Settlement

In August 2011, the Federal Energy Regulatory Commission approved the settlement of CIG’s rate case which, in general, includes the continuation of its current tariff rates and provides for rate certainty through at least October 2014 and potentially as late as October 2016.  The settlement also enabled contract extensions with CIG’s customers and its average contract life is now approximately eight years.

Capital Expenditures

The partnership continues to execute on its organic projects.  During the nine months ended September 30, 2011, El Paso Pipeline Partners invested $134 million of growth capital, primarily for the second phase of SNG’s South System III and SESH Phase II expansion projects, which went into service in June 2011.  Expansion capital for the remainder of 2011 is expected to be $20 million, almost all of which is for the third phase of SNG’s South System III expansion project that is expected to be placed into service mid-year 2012.  This is the final phase of a three-phase project which will, in total, increase SNG’s total system capacity by 10 percent.  Maintenance capital expenditures for the first nine months of 2011 totaled $68 million.  Maintenance capital for the remainder of 2011 is expected to be $33 million.

Detailed financial and operational information for the partnership is available in the Investors section of its’ website at www.eppipelinepartners.com.  Also, the partnership’s September 30, 2011, Form 10-Q will be available online once it is filed.  Copies of all filed documents, including the partnership’s Annual Reports on Form 10-K are also available, free of charge, by calling (877) 357-2766.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns a 42 percent limited partner interest, and the 2 percent general partner interest in the partnership.  El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, L.L.C. (WIC), Southern LNG Company, L.L.C. (SLNG), Elba Express Company, L.L.C. (Elba Express), Southern Natural Gas Company, L.L.C. (SNG), and an 86 percent interest in Colorado Interstate Gas Company, L.L.C. (CIG).  WIC and CIG are interstate pipeline systems serving the Rocky

Mountain region, SLNG owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia, and both Elba Express and SNG are interstate pipeline systems serving the southeastern region of the United States.

Disclosure of Non-GAAP Financial Measures

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso Pipeline Partners’ Financial and Operational Reporting Package, which will be posted at www.eppipelinepartners.com in the Investors section.

We use the non-GAAP financial measure Distributable Cash Flow as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, pre-acquisition undistributed earnings from consolidated subsidiaries and other income and expenses, net, which primarily includes deferred revenue, a non-cash allowance for equity funds used during construction (AFUDC equity) and other non-cash items.

We use earnings before interest and taxes, or EBIT, as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT is useful to investors as it provides them with the same measure used by management to evaluate our performance and allows investors to evaluate our operating results without regard to our financing methods or capital structure. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net of interest income, affiliate interest income and expense, net, income tax expense, and net income attributable to non-controlling interests.

Adjusted EBITDA is defined as net income adjusted for (i) income tax expense (ii) interest and debt expense, net of interest income, (iii) affiliated interest income, net of affiliated interest expense, (iv) depreciation and amortization expense, (v) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (vi) earnings from unconsolidated affiliates, and (vii) distributions declared by majority-owned subsidiaries to El Paso Corporation for the applicable period.

We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per unit, operating income, cash flow from operating activities or other measures of financial performance presented in accordance with GAAP.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor should they be equated to available cash as defined in our partnership agreement.

Non-GAAP Reconciliation Schedule	Quarters Ended September 30,		Nine Months Ended September 30,
($ millions)	2011	2010(1)	2011	2010(1)
Net income	$118	$120	$419	$448
Net income attributable to noncontrolling interest	(3)	(47)	(73)	(172)
Net income attributable to EPB	115	73	346	276
Add: Income tax expense	—	—	—	2
Add: Interest and debt expense, net	66	50	186	133
Less: Affiliated interest income, net	—	—	—	(2)
Earnings before interest expense and income taxes (EBIT)	181	123	532	409
Add: Depreciation and amortization	42	40	126	113
Distributions declared by unconsolidated affiliates	5	3	14	12
Net income attributable to noncontrolling interest	3	47	73	172
Less: Earnings from unconsolidated affiliates	(4)	(4)	(12)	(12)
Distributions declared by majority-owned subsidiaries to El Paso Corporation(2)	(4)	(64)	(42)	(211)
Adjusted EBITDA	$223	$145	$691	$483
Less: Cash interest expense, net	(64)	(48)	(180)	(132)
Maintenance capital expenditures	(22)	(25)	(68)	(48)
Pre-acquisition undistributed earnings from consolidated subsidiaries(3)	—	(2)	—	(20)
Other, net(4)	—	16	(8)	(11)
Distributable cash flow	$137	$86	$435	$272

(1)As a result of a November 2010 transaction, SNG was consolidated and historical financial statements have been retrospectively adjusted for all periods to reflect the change in reporting entities

(2)In 3Q 2011 and the first nine months 2011, declared distributions include $4 million and $30 million from CIG, respectively, and $12 million from SNG in the first nine months 2011.  In 3Q 2010 and the first nine months 2010, declared distributions include $14 million and $54 million from CIG, respectively, $28 million and $109 million from SNG, respectively, $16 million and $36 million from SLNG, respectively, and $6 million and $12 million from Elba Express, respectively

(3)The 2010 amount represents SNG’s undistributed earnings prior to the November 2010 acquisition by EPB

(4)Includes deferred revenue and other non-cash items such as, AFUDC equity, $6 million non-cash earnings related to BG’s cancellation option and related write-off in 2011, $21 million asset write down in 2010 based on FERC order related to the sale of the Natural Buttes facilities, and other items

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to meet our 2011 projections and guidance; our ability to complete planned asset purchases from El Paso Corporation; volatility in, and access to capital markets, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct such projects on a timely basis and within estimated costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.

Contacts:

Investor & Media Relations

Bruce Connery, Vice President

(713) 420-5855

Bill Baerg, Manager

(713) 420-2906